Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2011, in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Aegerion Pharmaceuticals, Inc. for the registration of shares of its common stock, to be filed with the Securities and Exchange Commission on or about June 20, 2011.

/s/ Ernst & Young LLP

MetroPark, New Jersey

June 20, 2011